CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 24 and No. 16, respectively, to the registration statement on Form N-1A (File Nos. 811-3630 and 811-5333, respectively) ("Registration Statements") of our reports dated November 11, 1998, relating to the financial statements and financial highlights appearing in the September 30, 1998, Annual Reports of Putnam California Tax Exempt Income Fund and Putnam California Tax Exempt Money Market Fund, which are also incorporated by reference into the Registration Statements. We also consent to the references to us under the headings "Financial highlights" and "Independent Accountants and Financial Statements" in such Registration Statements.

PricewaterhouseCoopers LLP

Boston, Massachusetts
January 24, 2001